UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2024  (October 2, 2024)

Basanite, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53574	20-4959207
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

2660 NW 15th Court, Pompano Beach, Florida 33069

(Address of principal executive offices) (Zip Code)

954-532-4653

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a material definitive agreement.

Item 5.02 of this Form 8-K is incorporated by reference herein.

Item 3.02 Unregistered sales of unregistered securities

In October 2024, the Company granted three advisors to the Company and its Interim Chief Executive Officer options to purchase an aggregate of 25,000,000 shares of common stock. These options have a term of five years and are exercisable at $.0275 per share. A description of the 5,000,000 options granted to the Company’s Interim Chief Executive Officer is described under Item 5.02. One of the three advisors received five-year options to purchase 10,000,000 common shares which vest 3,000,000 on October 2, 2024, 3,000,000 which vest upon the completion of $1 million of aggregate financing and an additional 4,000,000 upon the anniversary of the first 90-day period that the Company achieves operational break even as defined in the Advisory Agreement. A second advisor received five-year options to purchase 2,500,000 shares which vest 1,250,000 shares on October 2, 2024 and the remaining 1,250,000 options vest upon the completion of a minimum of $1,000,000 of aggregate financing into the Company. The third advisor received five-year options to purchase 7,500,000 shares which vest 3,750,000 shares on October 2, 2024 and the remaining 3,750,000 options vest upon the completion of a minimum of $1,000,000 of aggregate financing into the Company. Exemption from registration is claimed under Section 4(2) of the Securities Act of 1933, as amended. There were no commissions paid in connection with the issuance of any of the aforementioned options.

Item 5.02 Departure of directors or certain officers; election of directors; appoint of certain officers; compensatory arrangements of certain officers

On October 2, 2024, Ali Manav agreed to become the Acting Chief Executive Officer of Basanite, Inc. (the “Company”) through June 30, 2025. As an independent contractor, Mr. Manav has been performing advisory services to our Company since September 1, 2024. Mr. Manav’s services to the Company will be at a monthly fee of $17,250 plus expenses approved by the Chairman. The monthly fee of $17,250 will be deferred and accrued until such time as $1,000,000 is raised by the Company and which time any deferred compensation will be paid immediately to him. Upon $1,000,000 being raised by the Company, the Company will also pay Mr. Manav his monthly fee on the first day of each month through June 2025. Mr. Manav also received options to purchase 5 million shares of the Company’s common stock with a strike price of $.0275 equal to the closing price of the Company’s common stock as quoted by the OTCQB Market on the date of signing his engagement letter. The option will have a term of five years from the date of issuance. The options will also contain standard cashless exercise provisions as well as piggy-back registration rights for future stock registrations that the Company may file. The options vest under the following schedule: 1.5 million options immediately upon the execution of his engagement agreement, 1.5 million options vest upon the completion of a minimum of $1 million of aggregate financing into the Company after the date of his engagement letter and 2 million options vesting upon the anniversary of the first 90-day period the Company achieves operational break even as defined in the engagement letter. Mr. Manav received $25,000 upon execution of the engagement letter for work conducted in September of 2024. As an independent contractor, Mr. Manav is not entitled to receive any employee benefits. The engagement letter will automatically terminate no later than June 30, 2025 unless the Company and Mr. Manav mutually agree on an extension.

Ali Manav, age 55, in the past five years served as Director of Operation of GEX Management for approximately one year and as a Chief Operating Officer of Innovest Global for approximately four years.

Mr. Manav is a seasoned business professional that has over 30 years of business experience in a multitude of industries including building materials, banking, IT, healthcare, and manufacturing. Mr. Manav is a specialist in lean manufacturing and has displayed his abilities to take companies from start-up to commercialization throughout his career. Mr. Manav holds an MBA in Management and Entrepreneurialism from the Weatherhead School of Management at Case Western Reserve University (1998) and has a bachelor's in business administration with majors in Accounting and Finance from the James B. Nance College of Business Administration at Cleveland State University.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in these statements. These risks and uncertainties include, but are not limited to, the ability of the Company to file its Quarterly Report on Form 10-Q and Annual Report on Form 10-K in a timely manner, the Company's ability to maintain compliance with OTCQB continued listing standards, and other factors described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements, except as required by law.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
No.	Description
10.1	Engagement Letter between the Registrant and Ali Manav dated October 2, 2024
99.1	Press Release dated October 3, 2024
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 7, 2024	BASANITE, INC.

	By:	/s/ Ali Manav
Name: Ali Manav
Title: Interim Chief Executive Officer